Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (File No. 333-163478) of Applied DNA Sciences, Inc. of our report dated December 23, 2009, relating to the consolidated financial statements and the effectiveness of Applied DNA Sciences, Inc.’s internal control over financial reporting, which appear in this annual report on Form 10-K.

/s/ RBSM LLP
New York, New York
December 23, 2009